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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number   0-23183
                                                         ----------------------

                          Conning Corporation
-------------------------------------------------------------------------------
        (Exact name of registrant as specified in its charter)

              700 Market Street, St. Louis, Missouri 63101
                            (314) 444-0498
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK, $.01 PAR VALUE
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          (Title of each class of securities covered by this Form)

                                    None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)  [x]  Rule 12h-3(b)(1)(i)  [x]
          Rule 12g-4(a)(1)(ii) [ ]  Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]  Rule 12h-3(b)(2)(ii) [ ]
                                    Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or
notice date:   1
            -------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Conning Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   April  19, 2000           By:  /s/ James L. Lipscomb
     ----------------------          -----------------------------------------
                                     James L. Lipscomb
                                     President and Chief Executive Officer